Exhibit 10.36

SearchHelp, Inc.
6800 Jericho Turnpike, Suite 208E
Syosset, NY 11791

SEPARATION AGREEMENT

This SEPARATION AGREEMENT, dated as of February 9, 2009 (the "Execution Date"), shall be effective as of February 10, 2009 (the "Effective Date"), is entered into between William J. Bozsnyak ("WJB") and SearchHelp, Inc. and its subsidiaries and affiliates (collectively, the "Company"; WJB and the Company, collectively, the "Parties").

WHEREAS, the Parties wish to set forth their understanding regarding matters in connection with the planned separation of WJB from the Company and to settle, compromise and resolve any and all claims WJB, on the one hand, and the Company, on the other, may have against each other;

WHEREAS, the Company and the Officers and Directors thereof, have approved and ratified all of the terms, conditions and provisions of this Separation Agreement and by execution thereof by the Company's Chief Financial Officer, the Company represents and warrants to WJB that said Chief Financial Officer has the power and authority to execute and deliver this Separation Agreement and that the Company can perform the obligations contemplated hereby to be performed, the Company further represents that it is in good standing in its state of organization, has authority to conduct business in the State of New York;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

WITNESSESS

1.           As of the close of business on the Effective Date, WJB will resign, and will be deemed to have resigned as Chief Executive Officer and Chairman of the Board of the Company.  After the Effective Date, WJB will not be expected to, nor will he be authorized to perform any work or functions on behalf of the Company as Chief Executive Officer or Chairman of the Board. The Parties have agreed that WJB is to retain his position as a Director of the Company and will retain any and all rights related thereto, and in addition, WJB will become the new "Secretary" of the Company (the specifics of which are further defined in Paragraph 4 herein).

2.           This Separation Agreement contains the entire agreement between WJB and the Company and supersedes and cancels any and all prior contracts of employment, agreements, arrangements or understandings between the Parties with respect to the subjects contained herein and no agreements, representations or statements of either party not contained in this Separation Agreement shall not bind that party.  Specifically, this Separation Agreement supersedes that certain Employment Agreement, dated May 1, 2005; the First Amendment to the Employment Agreement, dated January 29, 2007; and the Second Amendment to the Employment Agreement, dated July 31, 2007, by and between WJB and the Company (collectively, the "Employment Agreement"), and the said Employment Agreement and such other contracts, agreements and arrangements, whether oral, written or otherwise, shall hereinafter be null and void; provided, however, that, except as otherwise contemplated by this Separation Agreement, the provisions contained within Sections 1; 2.4; 2.5; 2.6; 2.7; 3.2; 6.2; 6.4; 6.6 and 6.9 of the Employment Agreement shall survive this Separation Agreement and continue to be in full force and effect.  Except as set forth herein, neither WJB nor the Company have any claims against the other with respect to the Employment Agreement or any contracts of employment or other agreements or arrangements with respect to employment.

3.0.         As of the Effective Date, the Company acknowledges and agrees that it is indebted to, and owes to WJB in the aggregate amount of $527,049.72, for the following:
(a)           the amount of $199,230.77, representing accrued salary and one (1) week accrued vacation;
(b)           the amount of $163,718.82, representing the unpaid balance of WJB's personal loans periodically made to the Company for working capital;
(c)           the amount of $164,100.13, representing interest accrued through the Separation Date;

In addition, the Company agrees to pay for any remaining out of pocket expenses of WJB relating to WJB’s service as Chief Executive Officer and Chairman of the Board of the Company if, as and when they occur. The Company and WJB agree to settle any outstanding or remaining out-of-pocket expenses, including possible additional credit card expenses, 30 days from the Effective Date,

3.1         The Company agrees that it will pay the above-stated amount in accordance with the following schedule:

•	$10,000.00 upon execution of the Separation Agreement;

•	$10,000.00 paid within ten (10) days of the Effective Date;

•
$8,627.07 per month, to commence the week ending March 6, 2009; this amount will be paid in increments of $4389.54 on each of Company's employees' payroll date (i.e. every two weeks commencing with the March 6, 2009 payroll and continuing for up to 24 months until paid in full);

•	$300,000.00, based on the following schedule:

(i)	If the Company raises $5 million in financing, the entire $300,000.00 shall be paid within thirty (30) days of the Company's receipt of the funds.

(ii)
If the Company raises $4 million in financing, $150,000.00 will be paid within thirty (30) days of the Company's receipt of the funds, $100,000.00, to be paid within ninety (90) days with the remaining $50,000.00 to be paid within ninety (90) days thereafter.

(iii)
If the Company raises at least $2.5 million, but less than $4 million in financing, $100,000.00 shall be paid within thirty (30) days of the Company's receipt of the funds, with the remaining $200,000.00 to be paid in minimum increments of $25,000.00 every 6 months thereafter, provided however, said incremental payments shall be paid in full within 2 years following the closing of said financing.

(iv)
If the Company fails to raise at least $2.5 million, the Company shall pay $25,000.00 beginning ninety (90) days following the Effective Date hereof, with the remaining $275,000.00 to be paid in minimum increments of $25,000.00 every six (6) months thereafter; provided however, said incremental payments shall be paid in full within thirty (30) months following the Effective Date.

•
For WJB's dedication, capital contributions throughout the years, and the remaining salary due WJB for 2009, the Company is granting to WJB 4,000,000 five (5) year stock options vesting as such: 1,333,334 will vest upon the effective date; 1,333,333  options are vested February 10, 2010 and the remaining 1,333,333  options are vested February 10, 2011.  All such options are exercisable at $.11 on a cashless or non-cashless basis at the option of WJB.

FINANCING IS DEFINED AS ANY AND ALL CASH PROCEEDS, INCLUDING BUT NOT LIMITED TO DEBT OR EQUITY, EXERCISE OF WARRANTS, OPTIONS OR WORKING CAPITAL ADVANCES.

The Company hereby agrees that WJB is to be paid on the same payroll dates and in accordance with the same terms as Management.  Management, as used in this Separation Agreement shall include the following:  Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Chief Investment Officer, Chief Management Officer, Chief Technical Officer and the Head of Business Development.   The Parties agree that WJB is to be paid before any and all consultants unless WJB agrees in writing to permit the Company to issue payment to Consultants.

3.2         The Company acknowledges and agrees that it is the Company's obligation and responsibility to pay One Hundred (100%) percent of the balances on the following Credit Cards and Lines of Credit, which all personally belong to WJB and have been used exclusively by  SearchHelp, no later than June 30, 2009:

i)	Advanta Credit Card Account ending in 0014; the balance on said account as of January 10, 2009 is $15,151.09;

ii)	American Express Credit Card Account ending in 52007; the balance on said account as of January 5, 2009 is $20,978.11;

iii)	HSBC Credit Card Account ending in 7456; the balance on said account as of January 5, 2009 is $4,935.91;

iv)	HSBC Overdraft Account ending in 1733; the balance on said account as of January 10, 2009 is zero; and

v)	HSBC Line of Credit Account ending in 0025; the balance on said account as of January 10, 2009 is $49,007.15

The Company agrees that it will make all payments to the above-referenced accounts on a timely basis and that such payment shall "post" to the respective account on or before the date due as shown on the monthly statement.  The Company agrees to send WJB monthly statements showing proof of timely and accurate payments. In addition, the Company acknowledges and agrees that said payment will be at the rate of at least two (2) times the required minimum monthly payment until all such accounts are paid in full.  (As an example, if the required minimum monthly payment shown on the statement is $250.00, the Company is required to make a payment of at least $500.00.)  The Company acknowledges and agrees that all of the above-listed accounts must be paid in full on or before June 30, 2009.  It is further agreed, that the Company will no longer use any of the Credit Cards or Lines of Credit, that are being guaranteed by WJB without WJB's prior written authorization agreeing to said use and the Company acknowledges and agrees that if any of the collateral securities held by HSBC of the LOC—35,000 Face amount, General Motors Corporation 7.40% Debentures Due September 1, 2025 are liquidated to pay down any of the above-referenced Credit Cards or Lines of Credit, the Company will reimburse WJB said amounts.  Any amounts reimbursed in accordance herewith, are considered to be in addition to other amounts owed to WJB as specified in Paragraph 3.1 above.

3.3         As a Default Provision provided herein to WJB, the Company agrees, that in the event that the Company is late paying WJB the $8,627.07 monthly payment (or any portion thereof) referred to in Paragraph 3.2 herein, for two (2) consecutive pay periods, the Company will be assessed a penalty in the amount of ten (10%) percent of the late payment(s), which will be added to the monthly payment amount and WJB shall have the option, upon written notice to the Company, to convert all or part of the outstanding monthly payments, plus all accrued penalties to shares of the Company's common stock at a twenty five (25%) percent discount to the 5 day VWAP—(Volume-Weighted Average Price) on the date the funds were due WJB.

3.4         In order to accelerate said payments herein that are owed to WJB, the following Acceleration Provisions are provided herein to WJB, (i) if the Company is showing a positive cash flow according to GAAP, in the amount of $100,000.00 or more, for two (2) consecutive fiscal quarters, WJB will be entitled to the acceleration of an additional fifteen (15%) percent of the positive cash flow as recorded by the Company.  Such payment will be due within fifteen (15) days following the filing of the second consecutive 10Q that shows positive cash flow.  (As an example, if the Company is showing a positive cash flow in the amount of $100,000.00 in one fiscal quarter and is showing a positive cash follow in the amount of $110,000 in the second consecutive fiscal quarter, the Company will accelerate an additional payment to WJB in the amount of $31,500.00.); (ii) and if the Company raises more than $5,000,000, the Company will accelerate 4% of any money raised in excess of $5,000,000 within 15 days of receipt of funds; and (iii) if after  sixty (60) days following the Effective Date hereof, there is any change with respect to the control of the Company and or its Management (as such term is defined herein above), the scheduled payments referred to in Paragraphs 3.0 and 3.1 will be immediately due upon such change of control.

3.5         As further security for the cash amounts the Company is indebted to and owed to WJB, the Company agrees to execute a Promissory Note (in the form of which is annexed hereto as Exhibit "A"), in the principal amount of $617,121.98, which amount is the aggregate of the amounts referenced in Paragraphs 3.1 and 3.2 hereof.  Said Promissory Note obligation shall include interest to accrue at the rate of prime plus two (2) percentage points.  This Promissory Note shall be held by WJB and will become a Demand Promissory Note if the Company fails to perform any of the cash payment obligations, whereby the money was available, but not paid to WJB and or if the Company is late for 2 consecutive pay periods or due dates as it relates to any and all money due, upon written notice to the Company, the Company will have 30 days from date of said notice to cure.

3.6 to 3.9       Left Intentionally Blank

4.0         The Company wishes to recognize the dedication and capital funding WJB has provided to the Company as the founder and as the former Chief Executive Officer and Chairman of the Board.  In this regard, subject to applicable law, the Company is granting WJB the right to serve on the Board of Directors of the Company and to nominate an additional member of the Board of Directors, for a period of three (3) years from the Effective Date hereof, or until the Company generates a net annual profit in excess of Four Million ($4,000,000.00) dollars (on a fiscal calendar basis) whichever comes first.  Subject to applicable law, the Board of Directors hereby acknowledge and agree that it cannot and will not deny WJB the right to remain a member of the Board of Directors and to appoint an additional member of the Board of Directors, however, it is acknowledged that the Board shall have the right to require unanimous approval by the members of Board of Directors with respect to the appointment of the additional Board member, which unanimous approval, will not be unreasonably withheld.  Subject to applicable law, it is further agreed by the Company, that the Board of Directors or any person connected therewith, cannot and will not force or request WJB to resign his position as a member of the Board of Directors as long as the Company is indebted to, or owes any payments of any kind to WJB.  The same will hold true for the second or any other appointment.  Subject to applicable law, in the event WJB chooses not to be a member of the Board of Directors, or at WJB's sole option to resign as a member of the Board of Directors, WJB is permitted, to appoint a replacement member.

4.1         The Parties herewith agree that in addition to WJB having accepted the Company's offer to remain a Director of the Company, WJB shall also be elected as Secretary of the Company and shall perform all duties related to such election.  All such responsibilities as Secretary are to be equivalent to that position in a company similar in size to this Company.  WJB agrees to assume the duties of such position a term of not less than thirty (30) days after the Effective Date hereof, and will continue to perform such duties until March 31, 2010.  However, WJB, at WJB's sole option may resign such Secretary position prior to March 31, 2010, upon thirty (30) days advance written notice to the Company.

4.2 to 4.9   Left Intentionally Blank

5.           The Company shall continue to provide WJB full and complete indemnification and other rights and protections which must or be provided pursuant to the indemnity provisions as provided in accordance with Delaware Law, the Company's Certificate of Incorporation and the Company's By-laws.  This provision shall be in effect for as long as WJB remains in his position as a Director and an Officer of the Company.  In addition, such indemnification and other rights and protections shall include coverage to the extent provided to former directors and officers under the Company's present insurance policy as applicable.

6.           The Company agrees to reimburse WJB for health insurance expenses of WJB and his family, commencing on the Effective Date and continuing for a period of thirty-six months, up to twenty-five hundred ($2,500.00) dollars per month.  In order to obtain such reimbursement from the Company, WJB agrees that he will provide copies of such plan enrollment and monthly insurance statements as evidence of the purchase and payments related thereto.

7.           The Parties hereby agree that WJB shall retain the ability to exercise WJB's vested stock options, which, as of the date hereto, total One Million Eight Hundred Ninety Five Thousand Five Hundred Fifty-Six (1,895,556) shares, for a period of three (3) years from the Effective Date.  All other unvested stock options are hereby cancelled.  Pursuant to WJB's Employment Agreement and WJB's other stock option agreements, WJB may not sell more than Fifty percent (50%) of the shares acquired upon exercise of the stock options within the first (1st) year following such exercise.  An appropriate legend restricting the sale of Fifty percent (50%) of the shares that WJB acquires upon exercise of the options will be placed upon the certificate representing these shares.  For purposes of clarification, the provisions of Section 3.2.4 of the Employment Agreement entitle the shares underlying WJB's options to be included in any Registration Statement or any other applicable form for registering securities of the Company, which the Company hereafter determines to file, unless such shares may be sold pursuant to Rule 144 and subject to the applicable rules and regulations and interpretations of the Securities and Exchange Commission, including, without limitation, Rule 415 under the Securities Act of 1933, as amended.

8.           The Company hereby agrees that if WJB is required or is requested to appear in any legal, accounting or tax matter, the Company will pay for all outside legal counsel and/or accountants as such matters pertains to the Company during the time that WJB was an Executive with the Company.  The Company agrees that it will pay up to a maximum of $100,000.00 per each occurrence for said legal or accountant fees. It is agreed, that WJB shall be able to choose WJB's outside counsel and that such outside counsel shall be engaged by WJB and or the Company at the Company's expense.

9.           Except as expressly provided for hereinabove, WJB acknowledges and agrees that WJB is not entitled to any other consideration, payments or further compensation, remuneration or benefits from the Company.

10.         WJB covenants and agrees to promptly deliver to the Company any and all company property in WJB's possession, including keys, credit cards and equipment, within seven (7) days following the expiration of the Revocation Period.  Notwithstanding this Paragraph 10, WJB shall be entitled to review and receive copies of documents and work papers that may be required in connection with WJB's continued responsibilities as a member of the Board of Directors in addition to his duties as Secretary of the Company.  Furthermore, notwithstanding this Paragraph 10, the Parties hereto agree that even though the Company is a publicly traded company, that is required to file certain reports and other filings with the SEC, WJB shall have access to any and all other documentation that shall be used to prepare such filings and that are prepared and/or delivered to the other Board members and Management.  In addition, the Company acknowledges and agrees that WJB shall have access to his office, including use of phones and computers (including, without limitation, computer equipment (hardware and software), telephones and other communication devices, office keys and security access cards, if any).  This provision shall continue for as long as the Company is indebted to and owes payments to WJB.

11.         Following the Effective Date hereof, WJB agrees he will not at any time disparage, criticize or ridicule or make any negative comments with respect to any of the Company's directors, officers, employees, equity owners and their respective affiliates or any individuals or entities with whom the Company has or may have a business relationship.  The Company hereby agrees that the Company will not at any time disparage, criticize or ridicule WJB or make any negative comments to any individuals or entities with whom WJB has or may have a business relationship.  If so advisable, the Parties hereto agree to create a mutually acceptable notice for public release if necessary of WJB's pending separation from the Company.  Both parties must agree in writing if said notice is to be for public release.

12.         The Company agrees that in the event that any prospective employer or any other individual contacts the Company for a reference regarding WJB, the Company shall confirm that WJB was employed by the Company in the position of "CEO and Chairman of the Board" and the length of time of WJB's employment.  Furthermore, its agreed that in the event that any prospective employer or any other individual requests any additional information from the Company regarding the circumstances surrounding WJB's separating from the Company, the Company will only indicate that WJB's voluntarily resigned from the Company.  The Company agrees to advise WJB of any inquires or information so requested and the Company's response thereto.  If practicable, the Company agrees to advise WJB prior to the Company's response.  If not practicable, the Company agrees to notify WJB as soon as reasonably possible.

13.         WJB acknowledges that he will comply with all provisions of Section 2.4.2 of the Employment Agreement.

14.         (a)           In exchange for the payments and benefits provided herein and as a material inducement for the Company to enter into this Separation Agreement and in consideration of the Company's obligations under this Separation Agreement, WJB, subject to the terms and conditions hereof, hereby unconditionally and irrevocably, releases and discharges the Company and each of its directors, officers, employees and agents, and the heirs, executors, administrators, receivers, successors and assigns from, and hereby waive and/or settle any and all actions, causes of action, suits, debts, promises, damages or any liability, claims or demands, known or unknown, whether present or future, and of whatsoever kind or nature which WJB ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of time to the Effective Date of this Separation Agreement (collectively, "Claims"), arising, directly or indirectly, pursuant to or from WJB's employment with the Company or the termination of such employment (but specifically excluding any and all obligations of the Company arising under or related to this Separation Agreement).  Said Claims shall include, but not limited to, any rights and/or Claims (i) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or specifically prohibit discrimination based upon age, race, religion, gender, national origin, disability, sexual orientation or any other unlawful bases, including, but not limited to, and as amended, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1991, Title VII of the Civil Rights Acts of 1964, the Civil Rights Acts of 1866 and 1871, the Americans with Disabilities Act of 1990, the New York State and New York City Human Rights Laws, and any applicable rules and regulations promulgated pursuant to or concerning any of the foregoing; (ii) arising under or pursuant to any contract, written or oral, including, without limitation, the Employment Agreement; (iii) for wrongful dismissal or termination of employment; (iv) for tort, tortuous or harassing conduct, infliction of mental or emotional distress, fraud, libel or slander; and (v) for damages, including, but not limited to, punitive or compensatory damages or for attorneys' fees, expenses, costs, salary, or accrued, unused vacation.

(b)           The Company hereby unconditionally and irrevocably, releases and discharges WJB, his executors, heirs and administrators in their capacity as such, from, and hereby waives and/or settles any and all actions, causes of action, suits, debts, promises, damages or any liability, claims or demands, arising out of or relating to WJB's employment, known or unknown, whether present or future, and of whatsoever kind or nature which the Company ever had, now have or hereafter can, shall or may have, excluding specifically any claims and causes of action which relate to fraud or criminal and/or unlawful activities that occurred and/or existed during WJB's employment with the Company and occurred or existed with WJB's knowledge.

(c)           This Paragraph 14 shall not apply to any claims either WJB or the Company may have for any breach of any of the terms and/or conditions within this Separation  Agreement, including claims by the Company pursuant to those provisions of the Employment Agreement that continue to be in effect, as set forth in Paragraph 2 of this Separation Agreement.

15.         WJB hereby agrees that if WJB is required by subpoena to provide testimony in a case against the Company or any of its Directors, Officers, or Employees, WJB shall provide notice to the Company within forty-eight (48) hours of WJB's receipt of such subpoena.  In addition hereto, the Company agrees to pay for any travel and/or legal fees in connection therewith, and shall provide to WJB any documentation that he may require to respond to said subpoena.

16.         This Separation Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws and the Parties submit to the jurisdiction of the federal or state courts within the State of New York for purposes of any actions or proceedings that may be required to enforce this Separation Agreement.  Any provision of this Separation Agreement which is adjudged to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remainder of this Separation Agreement.

17.         This Separation Agreement, its contents and all information pertaining to its negotiations are to remain confidential.  The Parties hereto agree not to disclose the substance, terms, or facts of this Separation Agreement, or any other matters pertaining thereto, unless (and only to the extent that) such disclosure is (i) lawfully required by any governmental agency; (ii) otherwise required to be disclosed by law (including legally required financial or SEC reporting); or (iii) necessary in any legal proceeding in order to enforce any provision of this Separation Agreement.  It is provided however, the Parties hereto may disclose the terms of this Separation Agreement to its accountants, tax advisors, or legal counsel to the extent required for professional advice from those sources.  Nothing in this Separation Agreement shall preclude either the Company or WJB from making truthful disclosures as may be required by law.

18.         By executing this Separation Agreement, WJB acknowledges that: (i) he has been advised by the Company to consult with an attorney before executing this Separation Agreement; (ii) he has been provided with at least twenty-one (21) calendar days to review and consider whether to sign this Separation Agreement and that by executing and delivering this Separation Agreement to the Company, he may be waiving any remaining portion of such twenty-one (21) calendar day period; and (iii) he acknowledges that he has been advised by the Company, that for a period of seven (7) calendar days following the date of his execution of this Separation Agreement, he has an absolute right to revoke this Agreement (the "Revocation Period") by notifying the Company in writing on or before the expiration of the seven (7) day period.  If so revoked, this Agreement shall be deemed to be void ab initio and of no further force and effect.

19.         This Agreement will not be effective or enforceable, nor will the payments referred to in Paragraph 3 be made, until the aforesaid Revocation Period has expired.

20.         The Parties hereto acknowledge that this Separation Agreement contains the entire agreement and understanding between WJB and the Company and that, except as specifically set out herein, it supersedes any prior agreements or understandings.  The terms of this Separation Agreement can be modified, amended or waived only in writing signed by the Parties.

21.         The failure at any time to enforce any of the provisions of this Separation Agreement shall in no way be a waiver of such provisions and shall not affect the right of any party thereafter to enforce each and every provision hereof in accordance with its terms.

22.         This Separation Agreement will be binding on and shall inure to the benefit of WJB's heirs, executors, administrators, representatives and assigns, and successors in interest and assigns of the Company.  WJB's may not assign any of his rights or duties hereunder without written consent of the Company.  In the event of WJB's death or disability of any kind, WJB's estate or administrator shall continue to receive any and all of the benefits, rights, payments, compensation and the like, as stated in this Separation Agreement, as if said benefits, rights, payments, compensation and the like were being received by WJB.

IN WITNESS WHEREOF, the Parties hereto have executed this Separation Agreement as of the date first above written.

SearchHelp, Inc.

By:	/s/ Erica Zalbert
Name: Erica Zalbert
Title: Chief Financial Officer

APPROVED BY BOARD OF DIRECTORS:

/s/ David Barnes

Name: David Barnes

/s/ Randy Zelin

Name: Randy Zelin

/s/ Brian O’Connor

Name: Brian O’Connor

ACCEPTED BY:

/s/ William Bozsnyak
William J. Bozsnyak